Exhibit 99.1

Civista Bancshares, Inc. Announces Strong First Quarter 2018 Earnings

Sandusky, Ohio, April 27, 2018 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) reported net income available to common shareholders of $6.7 million, or $0.55 per diluted share, for the first quarter of 2018, compared with $4.3 million, or $0.40 per diluted share, for the prior year period. In addition, we issued approximately 1.6 million new shares in February 2017 related to raising $32.8 million of additional capital, net of costs.

“The first quarter of 2018 produced very strong results. The increases to our net interest margin and net income show the impact that growth can have on our organization. On March 12th we announced the acquisition of United Community Bancorp in Lawrenceburg, Indiana. We are excited about our partnership with UCB and the prospects it brings. While our loan balances have backed up a little in the first quarter, our loan production has remained steady. Our loan pipelines remain strong and we are optimistic about our loan production for the remainder of 2018.” said Dennis G. Shaffer, President and CEO of Civista.

Results of Operations:

Net interest income for the first quarter of 2018 increased $1.9 million, or 14.6% compared to the same period of 2017. Interest income increased $2.2 million primarily due to a $79.5 million increase in average loans outstanding, along with a 35 basis point increase in the yield on loans. The yield on interest-earning assets increased across all categories with the exception of non-taxable securities. The reduction in the corporate tax rate was the primary reason for the decrease in the tax-equivalent yield on non-taxable securities.

Interest expense increased $352 thousand primarily due to an increase in rates of 14 basis points as well as an increase in average balances of $41.8 million. The tax equivalent net interest margin was 4.05% for the first quarter, compared to 3.67% for the same period a year ago.

Average Balance Analysis

(Unaudited—Dollars in thousands except share data)

	Three Months Ended March 31,
	2018			2017
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans	$1,147,441	$13,639	4.82%	$1,067,903	$11,777	4.47%
Taxable securities	140,999	986	2.83%	132,152	847	2.62%
Non-taxable securities	101,478	878	4.53%	78,810	712	5.69%
Interest-bearing deposits in other banks	113,025	421	1.51%	188,813	356	0.76%

Total interest-earning assets	$1,502,943	15,924	4.37%	$1,467,678	13,692	3.89%

Noninterest-earning assets:
Cash and due from financial institutions	90,358			98,472
Premises and equipment, net	17,529			18,124
Accrued interest receivable	4,445			3,933
Intangible assets	28,368			28,827
Other assets	11,243			10,328
Bank owned life insurance	25,175			24,602
Less allowance for loan losses	(13,141)			(13,311)

Total Assets	$1,666,920			$1,638,653

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$616,213	$252	0.17%	$577,809	$123	0.09%
Time	187,391	455	0.98%	189,985	342	0.73%
FHLB	39,642	152	1.56%	28,440	88	1.25%
Subordinated debentures	29,427	288	3.97%	29,427	241	3.32%
Repurchase agreements	18,398	5	0.11%	23,581	6	0.10%

Total interest-bearing liabilities	$891,071	1,152	0.52%	$849,242	800	0.38%

Noninterest-bearing deposits	576,809			624,315
Other liabilities	14,608			13,168
Shareholders’ equity	184,432			151,928

Total Liabilities and Shareholders’ Equity	$1,666,920			$1,638,653

Net interest income and interest rate spread		$14,772	3.85%		$12,892	3.51%
Net interest margin			4.05%			3.67%

*	- Interest yields are calculated using a 21% tax-equivalent adjustment for 2018 and a 35% tax-equivalent adjustment for 2017

No provision for loan losses was made during 2018 and 2017.

During the quarter, noninterest income totaled $5.6 million, an increase of $478 thousand, or 9.3%, compared to the prior year’s first quarter.

Noninterest income
(unaudited - dollars in thousands)	Three months ended March 31,
	2018	2017
Service charges	$1,134	$1,045
Net gain on sale of securities	—	—
Net gain on equity securities	40	—
Net gain on sale of loans	333	257
ATM/Interchange fees	554	510
Wealth management fees	852	707
Bank owned life insurance	142	144
Tax refund processing fees	2,200	2,200
Other	361	275

Total noninterest income	$5,616	$5,138

Service charge income increased $89 thousand, or 8.5%, for the first quarter primarily due to a change in the business account earnings credits, along with an increase in overdraft charges. Gain on sale of loans increased $76 thousand, or 29.6%, for the first quarter 2018 compared to the same period in 2017. The increase is due to an increase in the volume of loans sold from $12.2 million in 2017 to $14.6 million in 2018. Wealth management fees increased $145 thousand, or 20.5%, for the quarter ended March 31, 2018 due primarily to an additional $34.0 million in assets under management compared to the first quarter of 2017. Other income increased $86 thousand for the quarter ended March 31, 2018, compared to 2017, primarily due to an increase in swap fees.

During the quarter, noninterest expense totaled $12.2 million, an increase of $703 thousand, or 6.1%, compared to the prior year’s first quarter.

Noninterest expense
(unaudited - dollars in thousands)	Three months ended March 31,
	2018	2017
Compensation expense	$7,374	$6,982
Net occupancy and equipment	1,135	987
Contracted data processing	348	388
Taxes and assessments	469	422
Professional services	552	451
Amortization of intangible assets	33	167
Marketing	318	252
Other	1,976	1,853

Total noninterest expense	$12,205	$11,502

Compensation expense increased $392 thousand, or 5.6%, for the first quarter compared to the same period in 2017. The increase in compensation expense is mainly due to a $165 thousand increase in salaries, a $123 thousand increase in commissions and a $145 thousand increase in employee insurance. Net occupancy and equipment expense increased $148, or 15.0%, from the same period of 2017. The increase was attributable to $45 thousand increase in equipment expense, largely related to purchases and maintenance. Grounds maintenance increased $41 thousand and utilities increased $17 thousand, both as a result of the extended winter weather we experienced in our region. Professional services costs increased $101 thousand, or 22.4% for the first quarter 2018, primarily attributable to an $82 thousand increase in consulting fees and a $25 thousand increase in examination fees. Amortization of intangible assets decreased $134 thousand or 80.2% due to the final amortization of intangibles related to the acquisition of Futura Banc Corp. Other expenses increased $123 thousand, or 6.6% for the quarter ended March 31, 2018 compared to 2017, spread across several items.

The efficiency ratio was 59.2% for the three months ended March 31, 2018 compared to 62.5% for the three months ended March 31, 2017.

The 2018 impact of the Tax Cut and Jobs Act was a reduction of income tax expense of approximately $797 thousand, which increased net income available to common shareholders approximately $0.06 per diluted share.

Balance Sheet

Total assets increased $74.4 million, or 4.9%, from December 31, 2017 to March 31, 2018, primarily due to increased cash balances of $78.5 million, primarily related to the tax refund processing program, offset by a decrease in the loan portfolio of $10.9 million.

End of period loan balances

(unaudited - dollars in thousands)
	March 31, 2018	December 31, 2017	$ Change	% Change
Commercial and Agriculture	$137,076	$152,473	$(15,397)	-10.1%
Commercial Real Estate:
Owner Occupied	162,985	164,099	(1,114)	-0.7%
Non-owner Occupied	436,160	425,623	10,537	2.5%
Residential Real Estate	267,430	268,735	(1,305)	-0.5%
Real Estate Construction	95,856	97,531	(1,675)	-1.7%
Farm Real Estate	37,928	39,461	(1,533)	-3.9%
Consumer and Other	16,323	16,739	(416)	-2.5%

Total Loans	$1,153,758	$1,164,661	$(10,903)	-0.9%

The $10.9 million decrease in the loan portfolio from December 31, 2017 to March 31, 2018, was largely due to Commercial and Agriculture loans, however all others categories showed small decreases, with the exception of Commercial Real Estate. During the first quarter we had approximately $76.0 million in loan pay downs and approximately $97.7 million in new loans originated, some of which are lines of credit which have not yet been drawn upon.

Mr. Shaffer continued, “The prolonged cold weather that we experienced in the first quarter of 2018 slowed some of our lending activity. We expect to see increased activity during the second quarter in both new originations and draws on lines of credit.”

Total deposits increased $85.7 million, or 7.1%, from December 31, 2017 to March 31, 2018. The increase was due primarily to the additional cash balances related to the tax refund processing program which increased noninterest-bearing demand accounts $173.3 million. Fewer Brokered deposits were needed resulting in a decrease of $109.4 million.

End of period deposit balances

(dollars in thousands)
	March 31, 2018	December 31, 2017	$ Change	% Change
Noninterest-bearing demand	$535,225	$361,964	$173,261	47.9%
Interest-bearing demand	202,264	183,680	18,584	10.1%
Savings and money market	410,433	404,690	5,743	1.4%
Time deposits	136,158	138,557	(2,399)	-1.7%
Brokered deposits	6,591	116,032	(109,441)	-94.3%

Total Deposits	$1,290,671	$1,204,923	$85,748	7.1%

Federal Home Loan Bank advances decreased $11.9 million or 16.6% from December 31, 2017 to March 31, 2018, primarily due to reduced funding needs.

Total shareholders’ equity increased $3.6 million, or 1.9%, from December 31, 2017 to March 31, 2018, primarily due to a $6.3 million increase in retained earnings, partially offset by a $2.7 million decrease in accumulated other comprehensive income.

Asset Quality

The Company recorded net charge-offs of $320 thousand and $5 thousand for the three months ended March 31. 2018 and 2017, respectively.

Allowance for Loan Losses
(dollars in thousands)
	March 31,	March 31,
	2018	2017
Beginning of period	$13,134	$13,305
Charge-offs	(425)	(131)
Recoveries	105	126
Provision	—	—

End of period	$12,814	$13,300

The allowance for loan losses to loans was 1.11% for 2018 and 1.24% for 2017. The decrease in the ratio is primarily due to our continued improvement in asset quality during 2018. The non-performing assets to assets ratio decreased to 0.52% from 0.63% in 2017. The allowance for loan losses to non-performing loans increased to 154.42% from 137.82% in 2017.

Non-performing assets at March 31, 2018 were $8.3 million, a 13.0% decrease from December 31, 2017.

Non-performing Assets
(unaudited - dollars in thousands)	March 31,	December 31,
	2018	2017
Non-accrual loans	$5,448	$6,648
Restructured loans	2,850	2,888

Total non-performing loans	8,298	9,536
Other Real Estate Owned	11	16

Total non-performing assets	$8,309	$9,552

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the first quarter of 2018 at 1:00 p.m. ET on Friday April 27, 2018. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 853-238-2712 and ask to be joined into the Civista Bancshares, Inc. First Quarter 2018 Earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc. is a $1.6 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 29 locations in Northern, Central and Southwestern Ohio.

Civista Bancshares, Inc. may be accessed at www.civb.com. The Company’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. The Company’s depositary shares, each representing a 1/40th ownership interest in a Series B Preferred Share, are traded on the NASDAQ Capital Market under the symbol “CIVBP”.

For additional information, contact:

Dennis G. Shaffer

President and CEO

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(dollars in thousands, except share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended
	March 31,
	(unaudited)
	2018	2017
Interest income	15,924	13,692
Interest expense	1,152	800

Net interest income	14,772	12,892
Provision for loan losses	—	—

Net interest income after provision	14,772	12,892
Noninterest income	5,616	5,138
Noninterest expense	12,205	11,502

Income before taxes	8,183	6,528
Income tax expense	1,194	1,893

Net income	6,989	4,635
Preferred stock dividends	303	319

Net income available to common shareholders	6,686	4,316
Dividends per common share	$0.07	$0.06
Earnings per common share,
basic	$0.65	$0.47
diluted	$0.55	$0.40
Average shares outstanding,
basic	10,213,264	9,100,330
diluted	12,597,394	11,608,333
Selected financial ratios:
Return on average assets	1.70%	1.15%
Return on average equity	15.37%	12.37%
Dividend payout ratio	10.23%	11.78%
Net interest margin (tax equivalent)	4.05%	3.67%

Selected Balance Sheet Items

	March 31, 2018	December 31, 2017
	(unaudited)	(unaudited)
Cash and due from financial institutions	$118,970	$40,519
Investment securities	234,915	231,062
Loans held for sale	2,379	2,197
Loans	1,153,758	1,164,661
Less allowance for loan losses	12,814	13,134

Net loans	1,140,944	1,151,527
Other securities	14,247	14,247
Fixed assets	17,424	17,611
Goodwill and other intangibles	28,354	28,374
Bank owned life insurance	25,267	25,125
Other assets	17,805	15,195

Total assets	$1,600,305	$1,525,857

Total deposits	$1,290,671	$1,204,923
Federal Home Loan Bank advances	60,000	71,900
Securities sold under agreements to repurchase	17,452	21,755
Subordinated debentures	29,427	29,427
Accrued expenses and other liabilities	14,712	13,391
Total shareholders’ equity	188,043	184,461

Total liabilities and shareholders’ equity	$1,600,305	$1,525,857

Shares outstanding at period end	10,243,274	10,198,475
Book value per share	$16.69	$16.39
Equity to asset ratio	11.75%	12.09%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.11%	1.13%
Non-performing assets to total assets	0.52%	0.63%
Allowance for loan losses to non-performing loans	154.42%	137.82%
Non-performing asset analysis
Nonaccrual loans	$5,448	$6,648
Troubled debt restructurings	2,850	2,888
Other real estate owned	11	16

Total	$8,309	$9,552

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
End of Period Balances	2018	2017	2017	2017	2017
Assets
Cash and due from banks	$118,970	$40,519	$33,394	$39,515	$182,446
Securities available for sale	234,915	231,062	229,419	230,197	223,245
Loans held for sale	2,379	2,197	4,662	4,728	1,740
Loans	1,153,758	1,164,661	1,141,992	1,100,817	1,075,240
Allowance for loan losses	(12,814)	(13,134)	(12,946)	(13,047)	(13,300)

Net Loans	1,140,944	1,151,527	1,129,046	1,087,770	1,061,940
Other securities	14,247	14,247	14,247	14,225	14,072
Fixed assets	17,424	17,611	17,688	17,777	17,952
Goodwill and other intangibles	28,354	28,374	28,455	28,589	28,727
Bank owned life insurance	25,267	25,125	24,981	24,839	24,696
Other assets	17,805	15,195	14,196	14,375	14,197

Total Assets	$1,600,305	$1,525,857	$1,496,088	$1,462,015	$1,569,015

Liabilities
Total deposits	$1,290,671	$1,204,923	$1,201,289	$1,164,888	$1,311,453
Federal Home Loan Bank advances	60,000	71,900	56,750	63,300	15,000
Securities sold under agreement to repurchase	17,452	21,755	15,148	12,730	23,674
Subordinated debentures	29,427	29,427	29,427	29,427	29,427
Accrued expenses and other liabilities	14,712	13,391	11,493	12,827	14,724

Total liabilities	1,412,262	1,341,396	1,314,107	1,283,172	1,394,278
Shareholders’ Equity
Preferred shares, Series B	17,034	17,358	17,557	17,568	17,708
Common stock	154,170	153,810	153,562	153,495	153,167
Accumulated earnings	37,902	31,652	28,494	25,751	23,073
Treasury stock	(17,235)	(17,235)	(17,235)	(17,235)	(17,235)
Accumulated other comprehensive income (loss)	(3,828)	(1,124)	(397)	(736)	(1,976)

Total shareholders’ equity	188,043	184,461	181,981	178,843	174,737
Total Liabilities and Shareholders’ Equity	$1,600,305	$1,525,857	$1,496,088	$1,462,015	$1,569,015

Quarterly Average Balances
Assets:
Earning assets	$1,502,943	$1,408,479	$1,377,137	$1,368,387	$1,467,678
Securities	242,477	243,623	243,556	238,400	210,962
Loans	1,147,441	1,152,595	1,122,131	1,092,574	1,067,903
Liabilities and Shareholders’ Equity
Total deposits	$1,380,413	$1,218,502	$1,152,235	$1,186,640	$1,392,109
Interest-bearing deposits	803,604	849,423	788,452	737,470	767,794
Interest-bearing liabilities	87,467	91,515	130,057	104,084	81,448
Total shareholders’ equity	184,432	182,495	179,925	176,285	151,928

Supplemental Financial Information

(Unaudited - Dollars in thousands except share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Income statement	2018	2017	2017	2017	2017
Total interest income	$15,924	$15,839	$14,836	$14,228	$13,692
Total interest expense	1,152	1,276	1,156	861	800

Net interest income	14,772	14,563	13,680	13,367	12,892
Provision for loan losses	—	—	—	—	—
Noninterest income	5,616	3,630	3,465	4,101	5,138
Noninterest expense	12,205	12,387	12,167	12,549	11,502

Income before taxes	8,183	5,806	4,978	4,919	6,528
Income tax expense	1,194	1,826	1,318	1,323	1,893

Net income	6,989	3,980	3,660	3,596	4,635
Preferred stock dividends	303	308	308	308	319

Net income available to common shareholders	$6,686	$3,672	$3,352	$3,288	$4,316

Common shares dividend paid	$714	$712	$610	$609	$507
Per share data
Basic net income per common share	$0.65	$0.36	$0.33	$0.32	$0.47
Diluted net income per common share	0.55	0.32	0.29	0.29	0.40
Dividends per common share	0.07	0.07	0.06	0.06	0.06
Average common shares outstanding—basic	10,213,264	10,179,079	10,170,734	10,162,527	9,100,330
Average common shares outstanding—diluted	12,597,394	12,597,396	12,597,299	12,593,876	11,608,333
Asset quality
Allowance for loan losses, beginning of period	$13,134	$12,946	$13,047	$13,300	$13,305
Charge-offs	(425)	(145)	(309)	(357)	(131)
Recoveries	105	333	208	104	126
Provision	—	—	—	—	—

Allowance for loan losses, end of period	$12,814	$13,134	$12,946	$13,047	$13,300

Ratios
Allowance to total loans	1.11%	1.13%	1.13%	1.19%	1.24%
Allowance to nonperforming assets	154.21%	137.50%	117.19%	120.25%	113.48%
Allowance to nonperforming loans	154.41%	137.73%	117.47%	120.54%	114.34%
Nonperforming assets
Nonperforming loans	$8,298	$9,530	$11,021	$10,823	$11,632
Other real estate owned	11	16	27	27	17

Total nonperforming assets	$8,309	$9,546	$11,048	$10,850	$11,649
Capital and liquidity
Tier 1 leverage ratio	11.82%	12.69%	12.74%	12.50%	11.08%
Tier 1 risk-based capital ratio	15.87%	15.45%	15.54%	15.87%	15.93%
Total risk-based capital ratio	16.92%	16.53%	16.63%	17.01%	17.12%
Tangible common equity ratio	9.12%	9.33%	9.31%	9.30%	8.37%